Exhibit 10.3

BROWN SHOE COMPANY, INC.

INCENTIVE AND STOCK COMPENSATION PLAN OF 2002
(as Amended and Restated)

PERFORMANCE UNIT AWARD AGREEMENT

You have been selected by the Compensation Committee of the Brown Shoe Company, Inc. Board of Directors (the “Committee”) to be a Participant in the Performance Unit Award Plan under the Incentive and Stock Compensation Plan of 2002, as Amended and Restated (the “Plan”) of Brown Shoe Company, Inc. (the “Company”), as specified below:

Participant:  ____

Performance Award:
Target Number of Performance Shares:  ___  shares of Company common stock

Target Cash-Based Award:  $___

Performance Period:  [beginning of current fiscal year] to [end of third fiscal year]

Performance Measure: Cumulative earnings per share for three fiscal years and compound annual revenue growth for three fiscal years.

THIS AWARD AGREEMENT, effective ___, 20__, represents the grant of both Performance Shares (“Performance Shares”) and the Cash-Based Award (“Cash”) (collectively, the “Award”) by the Company to the Participant named above, pursuant to the provisions of the Plan.

The Plan provides a complete description of the terms and conditions governing the Award.  If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement.  All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.  The parties hereto agree as follows:

1.	Performance Period. The Performance Period commences on ____, 20__ and ends on ____, 20__.

2.
Value of Award.  The Award shall represent and have a maximum value equal to two times the value of each component (that is, a maximum of two times the target number of Performance Shares and two times the target amount of Cash).

3.
Award Payoff and Achievement of Performance Measures.  The Award to be earned under this Agreement shall be based upon the Company’s cumulative earnings per share for Fiscal Years 20__, 20__ and 20__ and compound annual revenue growth for Fiscal Years 20__, 20__ and 20__. For this purpose, earnings per share shall be calculated based on annual net earnings per diluted share (in accordance with U. S. generally accepted accounting principles), and is subject to the Committee’s right, pursuant to Section 14.2 of the Plan, to make adjustments for unusual or nonrecurring events.

Revenue shall represent the “net sales” reported in our financial statements, and the compound annual revenue growth rate percentage shall be calculated based on the geometric average growth rate in revenue for Fiscal Years 20__, 20__ and 20__.

The percent of the Award earned shall then be determined based on the following chart:

PAYOFF PROFILE – 20__ GRANT
(% OF TARGET PAID OUT)
Compound Annual Sales Growth Rate	% % % %	% % % %	% % % %	% % % %	% % % %	% % % %
EPS                                     <$                                    $             $                      $                $

Interpolation shall be used to determine the percent of the Award earned in the event the Company’s EPS measure does not fall directly on one of the ranks listed in the above chart.  However, no payoff is earned unless the minimum EPS of $___ is achieved.

4.
Termination Provisions.  Except as provided below, a Participant shall be eligible for payment of the earned Award, as specified in Section 3, only if the Participant’s employment with the Company continues through the end of the Performance Period. If a Participant retires at normal retirement date or at early retirement date with the approval of the Committee (“Retirement”), or suffers a permanent Disability, or dies during the Performance Period, the Committee, in its sole discretion, may determine that the Participant shall be eligible for that proportion of the Award earned under Section 3 for such Performance Period that his or her number of full months of participation during the Performance Period, bears to the total number of months in the Performance Period.  In the event of the death of the Participant, his or her beneficiary shall be entitled to the Award to which the Participant otherwise would have been entitled under the same conditions as would have been applicable to the Participant.  Awards will be payable under this Section 4 (including upon Retirement, death or Disability) at the time specified in Section 6, but only to the extent that the performance goals set forth in Section 3 have been met.

5.
Dividends.  The Participant shall have no right to any dividends that may be paid with respect to shares of Company stock until any such shares are issued to the Participant following the completion of the Performance Period.

6.
Form and Timing of Payment of the Award.  Payment of the earned Performance Shares shall be made in shares of the Company’s Common Stock, and payment of the earned Cash Award shall be made in cash.  Payment of the earned Award shall be made within sixty (60) calendar days following the close of the Performance Period.

7.
Change in Control.  If a Participant is employed by the Company on the date of a Change in Control, subject to Article 2.7 and Article 13 of the Plan, in the event of the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchange, the Award shall be deemed to have been fully earned for the entire Performance Period as of the effective date of the Change in Control, at the target level, and shall be paid out within thirty (30) days following the effective date of the Change in Control.

8.
Recapitalization.  Subject to Article 4.2 of the Plan, in the event that there is any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class and/or price of the Company’s Common Stock subject to this Award, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Performance Shares subject to this Award shall always be a whole number.

9.
Tax Withholding.  The Committee shall have the power and the right to deduct or withhold, or require the Participant or beneficiary to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Award.  In satisfaction of such requirements, the Participant may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold from the payment of the Award: (a) shares of Company Common Stock having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction (“Withholding Amount”) with respect to the Performance Share component of the Award; and/or (b) cash equal to the Withholding Amount on the Cash component; or (c) in lieu of (a) and (b), cash equal to the Withholding Amount on both the Performance Share and the Cash components.  All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

10.
Nontransferability.  This Agreement as well as the rights granted thereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

11.
Administration.  This Agreement and the rights of the Participant hereunder are subject to all terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan.  It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon the Participant.

12.	Miscellaneous

(a)
This Award Agreement shall not confer upon the Participant any right to continuation of employment by the Company, nor shall this Award Agreement interfere in any way with the Company’s right to terminate his or her employment at any time.

(b)
The Committee and/or the Company’s Board of Directors may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Award Agreement without theParticipant’s written consent.

(c)	This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d)
To the extent not preempted by Federal law, this Award Agreement shall be construed in accordance with and governed by the substantive laws of the State of Missouri without regard to conflicts of laws principles, which might otherwise apply.  Any litigation arising out of, in connection with, or concerning any aspect of the Plan or this Award Agreement shall be conducted exclusively in the State or Federal courts in Missouri.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of ____, 20__.

BROWN SHOE COMPANY, INC.

By:

Participant